Exhibit 99.1

Nanometrics Incorporated 1550 Buckeye Drive Milpitas, CA 95035	Tel: 408.545.6000 Fax: 408.232.5910 www.nanometrics.com

Investor Relations Contact:	Company Contact:
Claire McAdams	Jeffrey Andreson, CFO
Headgate Partners LLC	Nanometrics Incorporated
530.265.9899	408.545.6143
claire@headgatepartners.com	jandreson@nanometrics.com

Nanometrics Reports Second Quarter 2016 Financial Results

MILPITAS, Calif., July 26, 2016 — Nanometrics Incorporated (NASDAQ: NANO), a leading provider of advanced process control systems, today announced financial results for its fiscal second quarter ended June 25, 2016.

Q2 2016 Highlights:

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Record Memory Sales, Driven by 3D-NAND. Following record 3D-NAND bookings in the first quarter, the company achieved record 3D-NAND revenues in the second quarter of 2016, driven by production ramps underway by multiple leading manufacturers. The company’s strength in 3D-NAND also led to an all-time quarterly record for revenues from the overall memory market.

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Record Integrated Metrology Sales. Following 100% year-on-year growth in integrated metrology sales in 2015, second-quarter 2016 integrated metrology sales more than doubled quarter-on-quarter, to a new record high, driven by strength in both OCD and Thin Film solutions for 3D-NAND process control.

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Strong QoQ and YoY Revenue Growth and Improvement in Profitability. Second-quarter revenues were up 17% quarter-on-quarter and 15% year-on-year, while operating profit improvements exceeded 85% and 160%, respectively, for the comparable periods.

GAAP Results
	Q2 2016	Q1 2016	Q2 2015
Revenues	$55,767	$47,489	$48,629
Gross Profit	$28,425	$24,491	$23,264
Income from Operations	$7,336	$3,730	$2,509
Net Income	$6,031	$3,467	$1,344
Earnings per Diluted Share	$0.24	$0.14	$0.06

Non-GAAP Results
	Q2 2016	Q1 2016	Q2 2015
Gross Profit	$28,867	$24,926	$23,721
Income from Operations	$7,778	$4,189	$2,991
Net Income	$6,473	$3,926	$1,826
Earnings per Diluted Share	$0.26	$0.16	$0.08

A reconciliation between GAAP operating results and non-GAAP operating results is provided following the financial statements that are part of this release and on the investor page of Nanometrics' website.

“Our results for the second quarter reflect continued strength in our key customer positions, especially in 3D-NAND, and continued improvements in financial performance,” commented Dr. Timothy J. Stultz, president and chief executive officer. “As expected, the second quarter showed solid top-line growth, while improvements in our operational efficiency led to multi-year records in both product gross margin and operating margin. Our outlook for the year is unchanged from last quarter, as we continue to expect the second half of 2016 to be stronger than the first half, driven by increased contributions from the Foundry and DRAM markets. Combined with our strengthened customer footprint and opportunity to expand our positions in integrated and thin-film metrology, we expect 2016 will be another year in which our revenue growth meaningfully outperforms overall spending on wafer fab equipment, with significant year-on-year improvements in gross margin, operating margin and EPS.”

Second Quarter 2016 Summary

Revenues for the second quarter of 2016 were $55.8 million, up 17.4% from $47.5 million in the first quarter of 2016, and up 14.7% from $48.6 million in the second quarter of 2015.  On a GAAP basis, gross margin was 51.0%, compared to 51.6% in the prior quarter and 47.8% in the year-ago period.  Operating income was $7.3 million, compared to $3.7 million in the prior quarter and $2.5 million in the year-ago period.  Net income was $6.0 million or $0.24 per diluted share, compared to $3.5 million or $0.14 per diluted share in the prior quarter, and $1.3 million or $0.06 per diluted share in the second quarter of 2015.

Nanometrics Incorporated 1550 Buckeye Drive Milpitas, CA 95035	Tel: 408.545.6000 Fax: 408.232.5910 www.nanometrics.com

On a non-GAAP basis, which excludes amortization of acquired intangible assets, gross margin was 51.8%, compared to 52.5% in the prior quarter and 48.8% in the year-ago period.  Non-GAAP operating income was $7.8 million compared to $4.2 million in the prior quarter and $3.0 million in the second quarter of 2015. Non-GAAP net income, which adjusts for amortization of intangible assets, was $6.5 million or $0.26 per diluted share, compared to $3.9 million or $0.16 per diluted share in the prior quarter and $1.8 million or $0.08 per diluted share in the second quarter of 2015.

Business Outlook

Management expects third-quarter 2016 revenues in the range of $55 to $59 million, with GAAP gross margin in the range of 50.2% to 51.8% and non-GAAP gross margin, which excludes the impact of amortization of acquired intangibles, in the range of 51% to 52.5%. Management expects third-quarter operating expenses to range between $20.6 million and $21.2 million on a GAAP and non-GAAP basis. Management expects third-quarter earnings in the range of $0.21 to $0.29 per diluted share on a GAAP basis, and $0.23 to $0.30 per diluted share on a non-GAAP basis.

Conference Call Details

A conference call to discuss second quarter 2016 results will be held today at 4:30 p.m. EDT (1:30 p.m. PDT). To participate in the conference call, the dial-in numbers are (877) 374-4041 for domestic callers and (253) 237-1156 for international callers. The conference ID is 42453833. A live and recorded webcast and supplemental financial information will be made available on the investor page of the Nanometrics website at www.nanometrics.com.

Use of Non-GAAP Financial Information

The non-GAAP gross profit, gross margin, operating income, operating income margin, net income, and net income per share, which exclude certain expenses, charges and special items, were not prepared in accordance with U.S. Generally Accepted Accounting Principles (GAAP). Management uses non-GAAP financial results, which exclude amortization of acquired intangibles assets, to evaluate the company’s ongoing performance and to enable comparison to other periods that did not include these items. The company believes the presentation of non-GAAP results is useful to investors for analyzing ongoing business trends, comparing performance to prior periods, and enhancing the investor’s ability to view the company’s results from management’s perspective; however, investors are cautioned that other companies may calculate these measures differently than Nanometrics does, which would limit the usefulness of these financial measures. A table presenting a reconciliation of GAAP results to non-GAAP results is included at the end of this press release and is available on the investor page of the Nanometrics website at www.nanometrics.com.

About Nanometrics

Nanometrics is a leading provider of advanced, high-performance process control metrology and inspection systems used primarily in the fabrication of semiconductors and other solid-state devices, including sensors, optoelectronic devices, high-brightness LEDs, discretes and data storage components.  Nanometrics’ automated and integrated metrology systems measure critical dimensions, device structures, topography and various thin film properties, including three-dimensional features and film thickness, as well as optical, electrical and material properties. The company’s process control solutions are deployed throughout the fabrication process, from front-end-of-line substrate manufacturing, to high-volume production of semiconductors and other devices, to advanced three-dimensional wafer-level packaging applications. Nanometrics’ systems enable advanced process control for device manufacturers, providing improved device yield at reduced manufacturing cycle time, supporting the accelerated product life cycles in the semiconductor and other advanced device markets. The company maintains its headquarters in Milpitas, California, with sales and service offices worldwide. Nanometrics is traded on NASDAQ Global Select Market under the symbol NANO. Nanometrics’ website is http://www.nanometrics.com.

Forward Looking Statements

Certain statements in this press release, including those in the last two sentences of Dr. Stultz’s quote and under the caption “Business Outlook” are forward-looking statements that involve a number of risks and uncertainties that could cause actual results to differ materially from those described in this release.  Although Nanometrics believes that the expectations reflected in the forward-looking statements are reasonable, actual results could differ materially from these expectations due to a variety of factors, including, but not limited to: decreased levels of industry spending; Nanometrics’ inability to gain additional market share, increase sales, ship products as scheduled, or outperform the industry; decreased demand for Nanometrics’ products; shifts in the timing of customer orders and product shipments; technology adoption rates; changes in customer and product mix; changes in market share; changes in operating expenses; and general economic conditions. For additional information and considerations regarding the risks faced by Nanometrics that could cause actual results to differ materially, see its annual report on Form 10-K for the year ended December 26, 2015, as filed with the Securities and Exchange Commission on February 24, 2016, including under the caption “Risk Factors,” as well as other periodic reports filed with the SEC from time to time. Nanometrics disclaims any obligation to update information contained in any forward-looking statement, except as required by law.

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Nanometrics Incorporated 1550 Buckeye Drive Milpitas, CA 95035	Tel: 408.545.6000 Fax: 408.232.5910 www.nanometrics.com

NANOMETRICS INCORPORATED

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands)

(Unaudited)

	June 25, 2016	December 26, 2015
ASSETS
Current assets:
Cash and cash equivalents	$60,032	$38,154
Marketable securities	35,952	44,931
Accounts receivable, net	54,099	37,832
Inventories	41,111	47,749
Inventories-delivered systems	9,594	2,856
Prepaid expenses and other	6,793	6,592
Total current assets	207,581	178,114

Property, plant and equipment, net	43,484	44,493
Goodwill	9,680	9,415
Intangible assets, net	989	1,867
Deferred income tax assets	1,272	1,118
Other assets	549	533
Total assets	$263,555	$235,540

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$11,004	$11,675
Accrued payroll and related expenses	10,565	10,097
Deferred revenue	25,603	12,790
Other current liabilities	9,333	8,878
Income taxes payable	608	1,771
Total current liabilities	57,113	45,211

Deferred revenue	95	827
Income taxes payable	824	775
Deferred tax liabilities	645	521
Other long-term liabilities	878	878
Total liabilities	59,555	48,212

Stockholders’ equity:
Common stock	25	24
Additional paid-in capital	264,317	258,715
Accumulated deficit	(56,711)	(66,209)
Accumulated other comprehensive income (loss)	(3,631)	(5,202)
Total stockholders’ equity	204,000	187,328
Total liabilities and stockholders’ equity	$263,555	$235,540

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Nanometrics Incorporated 1550 Buckeye Drive Milpitas, CA 95035	Tel: 408.545.6000 Fax: 408.232.5910 www.nanometrics.com

NANOMETRICS INCORPORATED

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands except per share amounts)

(Unaudited)

	Three Months Ended		Six Months Ended
	June 25, 2016	June 27, 2015	June 25, 2016	June 27, 2015

Net revenues:
Products	$47,445	$38,937	$86,659	$77,275
Service	8,322	9,692	16,597	21,730
Total net revenues	55,767	48,629	103,256	99,005

Costs of net revenues:
Cost of products	21,736	19,872	39,815	39,863
Cost of service	5,164	5,036	9,648	11,410
Amortization of intangible assets	442	457	877	1,089
Total costs of net revenues	27,342	25,365	50,340	52,362
Gross profit	28,425	23,264	52,916	46,643

Operating expenses:
Research and development	7,511	8,157	15,579	16,316
Selling	7,823	7,029	15,072	14,145
General and administrative	5,755	5,544	11,175	11,310
Amortization of intangible assets	-	25	24	64
Restructuring	-	-	-	58
Total operating expenses	21,089	20,755	41,850	41,893
Income from operations	7,336	2,509	11,066	4,750

Other income (expense):
Interest income	12	46	21	56
Interest expense	(67)	(83)	(184)	(165)
Other income, net	(394)	(311)	(169)	393
Total other income (expense), net	(449)	(348)	(332)	284

Income before income taxes	6,887	2,161	10,734	5,034
Provision for income taxes	856	817	1,236	1,134
Net income	$6,031	$1,344	$9,498	$3,900

Net income per share:
Basic	$0.25	$0.06	$0.39	$0.16
Diluted	$0.24	$0.06	$0.38	$0.16

Shares used in per share calculation:
Basic	24,524	24,020	24,416	23,943
Diluted	24,927	24,285	24,773	24,260

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Nanometrics Incorporated 1550 Buckeye Drive Milpitas, CA 95035	Tel: 408.545.6000 Fax: 408.232.5910 www.nanometrics.com

NANOMETRICS INCORPORATED

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

(Unaudited)

	Six Months Ended
	June 25, 2016	June 27, 2015
Cash flows from operating activities:
Net income	$9,498	$3,900
Reconciliation of net income to net cash from operating activities:
Depreciation and amortization	4,305	4,555
Stock-based compensation	3,432	2,982
Loss on disposal of fixed assets	128	501
Inventory write down	1,046	1,298
Deferred income taxes	(30)	136
Changes in fair value of contingent consideration	95	93
Changes in assets and liabilities:
Accounts receivable	(14,277)	(19,030)
Inventories	6,457	(8,442)
Inventories-delivered systems	(6,737)	339
Prepaid expenses and other	(151)	2,735
Accounts payable, accrued and other liabilities	(1,511)	4,283
Deferred revenue	12,080	(579)
Income taxes payable	(1,115)	72
Net cash provided by (used in) operating activities	13,220	(7,157)

Cash flows from investing activities:
Sales of marketable securities	-	2,383
Maturities of marketable securities	21,816	15,836
Purchases of marketable securities	(12,880)	(17,561)
Purchase of property, plant and equipment	(2,528)	(1,043)
Net cash provided by (used in) investing activities	6,408	(385)

Cash flows from financing activities:
Payments to Zygo Corporation related to acquisition	(315)	(417)
Proceeds from sale of shares under employee stock option and purchase plans	3,466	2,500
Taxes paid on net issuance of stock awards	(1,288)	(1,015)
Repurchases of common stock	-	(1,721)
Net cash provided by (used in) financing activities	1,863	(653)
Effect of exchange rate changes on cash and cash equivalents	387	(60)
Net increase (decrease) in cash and cash equivalents	21,878	(8,255)
Cash and cash equivalents, beginning of period	38,154	34,676
Cash and cash equivalents, end of period	$60,032	$26,421

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Nanometrics Incorporated 1550 Buckeye Drive Milpitas, CA 95035	Tel: 408.545.6000 Fax: 408.232.5910 www.nanometrics.com

NANOMETRICS INCORPORATED

RECONCILIATION OF GAAP TO NON-GAAP RESULTS

(In thousands, except per share amounts)

(Unaudited)

	Three Months Ended
	June 25, 2016		March 28, 2016		June 27, 2015
Reconciliation of GAAP gross profit and gross margin to non-GAAP gross profit and gross margin
GAAP gross profit and gross margin, respectively	$28,425	51.0%	$24,491	51.6%	$23,264	47.8%
Non-GAAP adjustments:
Amortization of intangible assets	442	0.8%	435	0.9%	457	0.9%
Non-GAAP gross profit and gross margin, respectively	$28,867	51.8%	$24,926	52.5%	$23,721	48.8%

Reconciliation of GAAP operating income to non-GAAP operating income
GAAP operating income and operating margin, respectively	$7,336	13.2%	$3,730	7.9%	$2,509	5.2%
Non-GAAP adjustments:
Amortization of intangible assets included in cost of revenues	442	0.7%	435	0.9%	457	0.9%
Amortization of intangible assets included in operating expenses	-	-	24	-	25	0.1%
Total non-GAAP adjustments to operating income	442	0.7%	459	0.9%	482	1.0%
Non-GAAP operating income and operating margin, respectively	$7,778	13.9%	$4,189	8.8%	$2,991	6.2%

Reconciliation of GAAP net income to non-GAAP net income	`
GAAP net income	$6,031		$3,467		$1,344
Non-GAAP adjustments:
Total non-GAAP adjustments to non-GAAP operating income	442		459		482
Non-GAAP net income	$6,473		$3,926		$1,826

GAAP net income per diluted share	$0.24		$0.14		$0.06

Non-GAAP net income per diluted share	$0.26		$0.16		$0.08

Shares used in diluted net income per share calculation	24,927		24,597		24,285

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